Exhibit 99.1

Mobiquity Networks Launches Mobile Campaign to Promote Pop Star’s upcoming Tour

NEW YORK, NY May 23, 2013 /PRNewswire/ -- Ace Marketing & Promotions, Inc. (OTCQB: AMKT) is pleased to announce today that one of the leading entertainment presenters in the world has chosen Mobiquity Networks to add location-based mobile marketing for one of its Pop Star’s upcoming 36-city Tour.

In the 14 markets where the Tour matches up with Mobiquity’s installed mall-based mobile marketing network, Mobiquity will raise awareness and reward fans by distributing digital content to fans that choose to interact with the network via Bluetooth or Wi-Fi. The campaign will encompass networks in 60 malls that represent approximately 70 million monthly visits.

2 weeks prior to each concert date, Mobiquity will deliver video content previewing the tour as well as custom fan content, such as digital photos and ringtones, to be downloaded and shared by fans via their mobile devices.

According to Mobiquity’s President, Sean Trepeta, “This is a fantastic opportunity to demonstrate the power and flexibility of our network. We’re highlighting our network’s ability to drive mobile fan engagement in a highly targeted way.

For more information please visit us at: www.mobiquitynetworks.com

ABOUT “ACE”

Ace Marketing & Promotions, Inc. is a business and technology development company focusing on advanced integrated marketing platforms, mobile marketing, social networks, website development and digital media. The Company’s 3 business divisions are: Ace Marketing (Integrated Marketing Technologies), Venn Media (Integrated Website Development and Social Media Platform) and Mobiquity Networks (Location Based Mobile Marketing Network).

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

Contact Information:

Ace Marketing & Promotions, Inc.

Legend Securities, Inc.

Thomas Wagner

800-385-5790

718-233-2627

E:twagner@legendsecuritiesinc.com